                              SPECTRAN CORPORATION




                                                                   EXHIBIT 21.0



                                  SUBSIDIARIES




Name of Subsidiary                                Jurisdiction of Incorporation

SpecTran Communication Fiber Technologies, Inc.              Delaware

SpecTran Specialty Optics Company                            Delaware

Applied Photonic Devices, Inc.                               Delaware